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                                                                       Exhibit 5



                                 June 28, 1999



GlobeSpan, Inc.
100 Schulz Drive
Red Bank, New Jersey 07701

               Re:  GlobeSpan, Inc. (the "Company")
                    Registration Statement for
                    an aggregate of 3,208,469 Shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,114,091 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan, 1,444,378 shares of Common Stock available for issuance under the Company's 1996 Equity Incentive Plan, (ii) 400,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan and (iii) 250,000 shares of Common Stock available for issuance under the Company's 1999 Director Option Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Equity Incentive Plan, 1996 Equity Incentive Plan, the Employee Stock Purchase Plan, and the 1999 Director Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of GlobeSpan, Inc.'s Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

                              Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP